Exhibit 10.35

Woodland Lease Agreement

Lessor:     Hongta Villagers’ Committee, Lilou Township, Bengbu City

Lessee:     Anhui Xingguang Investment (group) Co., Ltd.

This agreement is made by and between the Lessor and the Lessee whereby the Lessee rents from the Lessor a piece of woodland collectively owned by Hongta Village on the following terms and conditions:

1.
The Leased Land and Its Size: The leased woodland plot is located on a hill between Caoxiang Village on the south, Yanshan Town on the west, Dalu Village on the north and Hongta villagers’ contracted field on the east. It is about 1000 mu in size (see the actual measurement in the Woodland Use Certificate) and covered by protection forest (mainly Lodgepole pine).

2.
The said woodland plot will be leased to the Lessee for a term of 70 years, starting on 20 November 2008 to 20 November 2078. The Lessor shall assist in changing the user’s name of the Woodland Use Certificate to be the Lessee within 30 days after the signature of contract.

3.	The yearly rent totals RMB forty thousand yuan only, which shall be paid on an annual basis and increased by 10 percent every 10 years.

4.	In managing and using the woodland plot, the Lessee shall abide by all state policies and regulations related to land, agriculture and forest.

5.	Care and use of the woodland plot:
A.   During the lease term, the Lessee has the right to use the woodland plot for agriculture or forestry development and other operational activities, but shall not violate the state industry policy and industry layout. The lessee shall not be deprived of the preferential policies related to its various operational activities issued by all levels of government. The Lessee also has the right to rearrange the woodland plot structure after going through due procedures, e.g., to construct houses or roads or other installations, while the Lessor must assist the Lessee to apply for the approval of the rearrangement from the authorities.
B.   The Lessor shall assist in managing the woodland plot, such as restoring reclaimed land. The Lessor is also liable to coordinate the relationship between the Lessee and the local people so as to create a safe and favorable investment environment for the Lessee.
C.   Any burial or tomb-building is prohibited on the said woodland plot, and the Lessor shall assist in removing the original tombs on it. The Lessee shall pay due compensation to each tomb removal according to relevant state regulations.

D.  Once the Contract comes into force, the Lessee can operate independently and shall assume sole responsibility for its own profits or losses.
E.  When the Lessee plans to recruit labor force in its operational activities, it shall give priority to those recommended by the Lessor, if they are equally qualified.

6.	Events of Termination
A.  If the Lessee has defaulted on a due rent payment, and still fails to pay within one month after the written notice was given by the Lessor, the Lessor has the right to terminate the Contract, not having to undertake any financial or default responsibility.
B.  If the government should expropriate the said woodland plot for public utility construction or other uses during the lease term, the Contract would be terminated automatically. The invested assets and profit losses of the Lessee shall be compensated by the expropriator, but the woodland and forest compensation fees shall belong to the Lessor.
C.  The Lessor shall not reclaim arbitrarily the said woodland plot during the lease term. The Lessor must compensate the Lessee for any financial loss caused by the Lessor’s arbitrary termination of the Contract.

7.
The Lessor and the Lessee shall decide through negotiation whether to extend the Contract six months before the expiration of the lease specified in this Contract. Where a third party wishes to lease the said woodland plot or the Lessor intends to reclaim it, the third party or the Lessor shall be liable to compensate the Lessee for the invested assets left on the woodland plot, based on the assets’ assessed value of the time.

8.
The Lessee shall maintain proper vigilance aimed at preventing fires or theft, and assume responsibility for any damage to any person or property from such causes as fires or wood theft, for which the Lessor shall not undertake any financial or legal responsibility.

9.
The Lessor owns the living trees on the said woodland plot (see the attached list). The Lessee only holds them in trust and shall see that they are left as originally found till the expiration of the lease. If any of the living trees is damaged by the Lessee, the Lessee shall assume the compensation responsibility. If it is damaged by a third party, the third party shall assume the compensation responsibility. If the Lessee has to fell trees for the reason of construction, the Lessor shall react favorably. If the felling has to go through due applying procedure, it must be done accordingly, and the relevant applying fees shall be undertaken by the Lessee.

10.
Both parties shall fulfil the Contract when it comes into force. In case of the breach of the Contract by either party without cause, the breaching party shall pay the observant party a penalty of RMB 10,000 and compensate the financial loss suffered by the observant party as the result of the breach. Furthermore, the observant party has the right to terminate this Contract unilaterally.

11.
Any disputes arising from or in connection with the Contract shall be settled by both parties through amicable consultations or mediations. Where such consultations or mediations fail, either party may file a lawsuit with the local people’s court.

12.
The Contract shall come into force as of the date of its official signature by both parties. The Contract is done in quintuplicate, with two for each party and one for Lilou township government as a record. Both parties shall abide by the Contract strictly.

LESSOR: Hongta Villagers’ Committee, Lilou Township, Bengbu City
Authorized Representative (Seal):
Date: 11/20/2008

LESSEE: Anhui Xingguang Investment (group) Co., Ltd.
Authorized Representative (Seal):
Date: 11/20/2008